EXECUTION VERSION
PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of this 13th day of March, 2023 (the “Effective Date”), by and between Apyx Medical Corporation, a Delaware corporation (the “Seller”) and VK Acquisitions VI, LLC, a Delaware limited liability company (the “Purchaser”). In consideration of the mutual covenants and promises herein set forth, the parties agree as follows:
1.Purchase and Sale. Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller that certain parcel of real property (the “Land”) located at 5115 Ulmerton Road, Largo, Florida, as more particularly described in Exhibit A attached to this Agreement, together with the following property and rights:
(a)all improvements located on the Land, including all buildings, structures and fixtures, excluding trade fixtures, are collectively referred to as the “Improvements”. The Land and the Improvements are hereinafter collectively referred to as the “Realty”.
(b)All applicable transferable licenses, permits, authorizations, developments rights, impact fees, density/intensity allocations, approvals and contract rights pertaining to ownership and/or operation of the Realty, subject to Seller’s rights right to maintain such licenses, permits, authorizations, approvals and contract rights under the Leasehold.
(c)All strips and gores of land lying adjacent to the Land, together with all easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads, and appurtenances pertaining to or accruing to the benefit of the Land.
(d)All general intangible rights pertaining to the ownership and/or operation of the Realty to the extent the same are assignable.
(e)That certain month-to-month lease with Clear Channel Outdoor, Inc. as evidenced by that certain letter from Harland Clarke Corp. to Clear Channel Outdoor, Inc. dated March 27, 2008 (the “Billboard Lease”).
(f)All warranties, guaranties and bonds relating to the Land, the Improvements, to the extent the same are assignable (the “Warranties”), subject to Seller’s rights right to maintain such licenses, permits, authorizations, approvals and contract rights under the Leaseback (as defined below).
The Realty and the foregoing are hereinafter collectively called the “Property.”
2.Purchase Price. The purchase price to be paid by Purchaser to Seller for the Property is SEVEN MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($7,650,000.00), plus or minus any adjustments or credits provided for herein (the “Purchase Price”). To secure the performance by Purchaser of its obligations under this Agreement, within three (3) calendar days of receipt of the Agreement executed by Seller, Purchaser shall deliver to The Farrell Firm, PLLC, as Escrow Agent (the “Escrow Agent”), 3502 Henderson Blvd. Tampa, Florida

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33609 the sum of FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) which shall be held as an earnest money deposit hereunder (collectively with any interest earned thereon, the “Earnest Money”). Subject to the terms and conditions in this Agreement, the Earnest Money will become non-refundable upon the expiration of the Inspection Period. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money shall, be applied to the Purchase Price to be paid at the Closing. Purchaser and Seller agree that the entire Purchase Price shall be allocated to the Land and Realty. The value of any personal or intangible property that is included in the transaction contemplated by this Agreement is de minimis, and no part of the Purchase Price is allocable thereto. The parties shall execute all forms required to be filed for tax purposes with any taxing authority in a manner consistent with such allocation.
3.Title and Survey. Seller, at Seller’s expense, shall obtain a commitment (the “Commitment”) for an owner’s ALTA title insurance policy from Old Republic National Title Insurance Company in favor of Purchaser in the amount of the Purchase Price. The initial Commitment and the Survey (as defined below) shall be delivered to Purchaser within ten (10) days from the Effective Date. The Commitment shall be updated at Seller’s expense within ten (10) days before Closing. Purchaser will, within 10 days from receipt of the evidence of title and Survey deliver written notice to Seller of title or survey defects. Title will be deemed acceptable to Purchaser if (1) Purchaser fails to deliver proper notice of defects or (2) Purchaser delivers proper written notice and Seller cures the defects within 10 days from receipt of the notice (“Curative Period”). Seller shall use good faith efforts to cure the defects. If the defects are cured within the Curative Period, closing will occur on the latter of 10 days after receipt by Purchaser of notice of such curing or the scheduled Closing Date. Seller may elect not to cure defects if Seller reasonably believes any defect cannot be cured within the Curative Period. If the defects are not cured within the Curative Period, Purchaser will have 10 days from receipt of notice of Seller’s inability to cure the defects to elect whether to terminate this Contract (in which event the Earnest Money would be returned to Purchaser) or accept title subject to existing defects and close the transaction without reduction in purchase price. Notwithstanding the foregoing, (i) even if Purchaser does not object to any Monetary Liens (as hereafter defined), Seller must cure all Monetary Liens at or before Closing or cause the title company to insure over such Monetary Liens and (ii) the following permitted exceptions (the “Permitted Exceptions”) will appear on the commitment and subsequent policy:
(1)Ad valorem real estate taxes for 2023 and subsequent years, not yet due and payable.
(2)Matters not timely objected to by Purchaser pursuant to this Paragraph 3.
(3)Right of possession of the Seller under the Leaseback between Seller, as tenant, and Purchaser, as landlord, without any right to purchase.

As used herein, the term “Monetary Liens” means, collectively, all of the following encumbrances placed of record against the Land and Realty: (i) mortgages and/or other financing documents relating to any financing obtained by or on behalf of Seller or any affiliate of Seller, (ii) judgment or tax liens (iii) code violations that are subject to liens and (iv) mechanic’s and materialmen’s liens.

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4.Deliveries. Within five (5) business days following the Effective Date (and thereafter, as applicable), Seller shall deliver to Purchaser true, correct and complete copies of those items set forth on Exhibit D attached hereto on a secure website available to Purchaser (the “Due Diligence Materials”).
5.Seller’s and Purchaser’s Representations, Warranties and Covenants.
(1)Seller represents to Purchaser follows:
a.Seller has not entered into any contracts, arrangements, licenses, concessions, easements, or other agreements, including, without limitation, service arrangements and employment agreements, either recorded or unrecorded, written or oral, affecting the Land and Realty, or any portion thereof or the use thereof, other than those related to operating Seller’s business under the Leaseback.
b.Seller is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with a current certificate of authority from the State of Florida to transact business in Florida. The execution, delivery and performance of this Agreement by Seller have been duly authorized and no consent of any other person or entity to such execution, delivery and performance is required to render this document a valid and binding instrument enforceable against Seller in accordance with its terms. Neither the execution of this Agreement or the consummation of the transactions contemplated hereby will: (i) result in a breach of, or default under, any agreement to which Seller is a party or by which the Land and Realty is bound, or (ii) violate any restrictions to which Seller is subject.
c.Seller is not a “foreign person” within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2). At Closing, Seller shall deliver to Purchaser an affidavit to such effect.
d.Except for the Leaseback and the Billboard Lease, Seller has not entered into any leases, rental agreements, or other occupancy agreement affecting the Land and Realty. Seller further represents to Purchaser that except for the Billboard Lease, Seller has not granted any third party has any rights of occupancy or possession of the Land and Realty or any portions thereof, and Seller has not granted any third party the option to purchase the Land and Realty or any portion thereof. Seller has provided Purchaser with the lease documentation that evidences Clear Channel Outdoor, Inc.’s right to use the billboard located on the Land and Realty. To Seller’s knowledge, no default currently exist under the Billboard Lease.
e.Seller has received no notices of violations of either the building or fire codes.
f.The assets of Seller do not constitute “plan assets” subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Code.
g.There is no currently pending appeal or abatement proceeding with respect to the real estate taxes assessed on the Land and Realty.

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h.Neither Seller nor any of its respective affiliates or constituents, nor to Seller’s knowledge, any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Agreement is or will be (a) knowingly conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list of restrictions and prohibited persons (“Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (b) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; or (c) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in any U.S. anti-money laundering law.
i.Seller has or will deliver or make available to Purchaser complete copies of all the Due Diligence Materials listed on Exhibit D in Seller’s possession or under Seller’s control with regard to the Property.
j.No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated by or against Seller.
k.There are no actions, suits, proceedings or claims pending or to Seller’s knowledge, threatened, before any court, commission, regulatory body, administrative agency or other governmental or quasi-governmental body with respect to the Land and Realty, any Environmental Laws or the ability of Seller to consummate the transaction contemplated by this Agreement.
l.To Seller’s knowledge, there is not any flooding or reoccurring leakage problems with respect to the Land and Realty.
m.Seller has not made any contractual or donative commitments relating to the Property to any governmental authority, quasi-governmental authority, utility company, community association, or to any other organization, group, or individual which would impose any obligation upon Purchaser to make any contribution or dedication of money or land, or to construct, install or maintain any improvements of a public or private nature on or off the Land and Realty.
(2)Seller covenants and agrees with Purchaser as follows:
a.While this Agreement is in effect, Seller shall continue to operate and manage the Property in a commercially prudent and businesslike manner consistent with its operation and management prior to the date of this Agreement. Seller shall: (i) continue to maintain all of the present services to the Property, (ii) make all repairs and replacements in the ordinary course of business to the Land and Realty, and (iii) not remove any of the Improvements from the

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Land and Realty except in replacement of same with property of equal or greater value and utility. In addition, Seller shall make all payments due prior to Closing in connection with the Property, including all Monetary Liens or cause the title company to insure over such Monetary Liens.
b.Seller shall comply prior to Closing with all laws, rules, regulations, and ordinances of all governmental authorities having jurisdiction over the Property. Seller shall be responsible for and shall promptly pay all amounts owed for labor, materials supplied, services rendered and/or any other bills or amounts related to Seller and Seller’s ownership and/or operation of the Property prior to Closing.
c.While this Agreement is in effect, Seller shall not, without Purchaser’s prior written consent, alienate, convey or encumber the Property. For purposes of this provision the term “encumbrance” means any option, right of first refusal, right-of-way, easement, covenant, condition, restriction, mortgage, deed of trust, assignment of rents or mechanic’s lien, but shall not include financing of Seller’s trade fixtures permitted under the Leaseback. At or before Closing, Seller, at Seller’s sole cost and expense, shall terminate any existing leasing, brokerage or property management agreement affecting the Property, effective as of the date of Closing.
d.While this Agreement is in effect, Seller shall not alter, modify, add to, demolish or erect anything on the Land and Realty, or excavate on or otherwise alter or renovate any Land and Realty, without Purchaser’s prior written consent, unless permitted under the Leaseback.
e.While this Agreement is in effect, Seller shall not apply for any variance, permit, approval, or a change of the present zoning classification of the Land and Realty (or any portion thereof) without Purchaser’s prior written consent; provided, that no consent is required to extend or renew any current variance permit, approval or zoning classification.
f.While this Agreement is in effect, Seller shall maintain all risk property/casualty insurance, liability/property damage insurance, rent loss insurance and business interruption insurance, and if any Land and Realty is in a flood zone, flood insurance.
The representations made by Seller in Paragraph 5(a) of this Agreement are true, correct and complete, and are in full force and effect and binding on Seller, as of the date hereof, and shall be true and correct and in full force and effect, as the case may be, and deemed to have been reaffirmed and restated by Seller as of the date and time of the Closing and shall survive Closing for a period of nine (9) months from Closing Date.
Notwithstanding the foregoing, no claim for damages for a misrepresentation or breach of warranty of Seller, irrespective of whether contained in this Agreement or in any certificate or other writing made by Seller, shall be actionable or payable, and Seller shall have no liability to Purchaser for any misrepresentation or breach of warranty of Seller, if Purchaser does not provide a Go Forward Notice.
When used in this Agreement all other documents delivered pursuant hereto, the phrase “to the best of Seller’s knowledge,” “to Seller’s knowledge,” or derivations thereof shall be construed to mean the current, actual knowledge (as opposed to constructive or imputed knowledge) of Tara

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Semb, CFO, without any obligation to make investigation or inquiry regarding the, and without obligation to make any investigation of the files, documents or studies in the possession of other persons, and shall not include any knowledge which may be imputed to Seller or of any other person. Purchaser acknowledges that the individual named above is named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individual to Purchaser. Purchaser covenants that it will bring no action of any kind against such individual related to or arising out of these representations, covenants and warranties.
(3)Purchaser represents to Seller that, subject to the terms and conditions of this Agreement, the following are true and correct on the date hereof and as of the Closing Date:
(1)Purchaser has the requisite power and authority to enter into and to perform the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Purchaser and will not violate and law, statute, rule or regulation.

(2)Purchaser is not subject to any law, judgment, order, decree, restriction, or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby.

(3)Purchaser is not a Prohibited Person.

6.Conditions.
(1)Conditions for Purchaser’s Benefit. Purchaser’s obligation to close the transaction provided for in this Agreement shall be subject to the following conditions precedent to Closing:
a.Purchaser shall have until thirty (30) days following the Effective Date at 5 p.m. (ET) (the “Inspection Period”) to examine all of the due diligence deliveries and to decide whether they are satisfactory to Purchaser and to make such physical, zoning, land use, environmental and other examinations, inspections and investigations of the Property or the use or operation thereof which Purchaser, in Purchaser’s sole discretion, may determine to make. The Inspection Period shall automatically end at the earlier of (i) the date when Purchaser gives a Go Forward Notice, and (ii) thirty (30) days following the Effective Date. If at the expiration of the Inspection Period Purchaser determines that it elects to proceed to Closing, Purchaser shall deliver written notice thereof to Seller on or before the expiration of the Inspection Period (the “Go Forward Notice”). In the event Purchaser is not satisfied with any of the forgoing, for any reason or for no reason, in Purchaser’s sole and absolute discretion, Purchaser will not provide a Go Forward Notice. If Purchaser fails to timely deliver to Seller the Go Forward Notice, this Agreement shall be deemed terminated without further notice, instruction or delay and the Earnest Money shall be promptly refunded to Purchaser.

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b.At all times during the term of this Agreement and as of Closing, all of the representations and warranties by Seller contained in this Agreement shall be true and correct.
c.Seller shall have timely complied with its obligations hereunder in all material respects.
d.At the Closing, Purchaser shall receive from the Title Company an ALTA Owner’s Policy of Title Insurance, without extended coverage, in accordance with the final approved Title Commitment, insuring Purchaser’s fee simple title to the Realty in the full amount of the Purchase Price, at Seller’s expense. Other endorsements agreed to by the Title Company and Purchaser during the Inspection Period, including but not limited to (i) Endorsement 9.2-06, and a (ii) Survey Endorsement may be purchased at Purchaser’s expense.
e.During the Inspection Period, Purchaser shall have the right to enter into discussions with Clear Channel Outdoor, Inc. regarding a lease that would replace the Billboard Lease upon Closing, which lease shall be acceptable to Purchaser in its reasonable discretion (a “Replacement Billboard Lease”). Seller shall use commercially reasonable efforts to make Clear Channel Outdoor, Inc. available to Purchaser for discussions regarding the Replacement Billboard Lease.
In the event any of the foregoing conditions precedent are not fulfilled as of Closing (or earlier date if specified otherwise), then Purchaser shall have the option of either: (i) waiving the condition and Closing “as is,” without reduction in the Purchase Price or claim against Seller therefor, or (ii) canceling this Agreement by written notice to Seller given by Closing (or earlier date if specified otherwise), in which event the Escrow Agent shall return the Earnest Money to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement, except those obligations which expressly survive Closing.
(2)Conditions for Seller’s Benefit. The obligations of Seller to consummate the transaction contemplated hereby are subject to the following conditions which, if not fulfilled by the Closing or as otherwise provided herein, shall entitle Seller, at its option, to terminate the Agreement:
a.Purchaser shall have timely complied with its obligations hereunder in all material respects; and
b.All warranties and representations made by Purchaser herein shall have been and remain truthful in all material respects.
7.Default Provisions. In the event this transaction does not close as the result of a material Purchaser default, Seller shall receive the Earnest Money together with all interest earned thereon as agreed and liquidated damages for said breach, and as Seller’s sole and exclusive remedy at law and in equity for default of Purchaser, whereupon the parties shall be relieved of all further obligations hereunder, except those obligations which expressly survive termination; provided, however, if such default by Purchaser occurs prior to the expiration of the Inspection Period, then

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Seller shall not be entitled to receive the Earnest Money or any interest earned thereon, and such amounts shall be returned to Purchaser.
In the event of a material default by Seller under this Agreement, Purchaser at its option shall have the right to: (i) terminate this Agreement and receive the return of the Earnest Money together with all interest earned thereon and all reasonable out of pocket third-party expenses not to exceed Fifty Thousand ($50,000.00) Dollars in the aggregate incurred by Purchaser with respect to this transaction whereupon the parties shall be released from all further obligations under this Agreement except those except those arising under Paragraph 14, or (ii) seek specific performance of the Seller’s obligations hereunder. If specific performance is unavailable solely due to Seller’s transfer of the Property to a third party, Purchaser shall the right to seek damages. Any action for specific performance or damages must be commenced within sixty (60) days after Seller’s default. Purchaser further agrees that every otherwise applicable period of limitation to commence any action or proceeding for specific performance or damages shall be deemed to have expired within the time periods set forth in this Paragraph 7, which time periods shall not be subject to extension, enlargement or waiver by any means. The provisions hereof shall survive Closing.
8.Leaseback. At Closing, Purchaser and Seller shall execute and enter into a lease agreement in the form attached hereto as Exhibit B, pursuant to which Seller shall lease the Property from Purchaser (the “Leaseback”).
9.Prorations. All non-delinquent real and personal property taxes, assessments and any other governmental or quasi-governmental impositions of any kind on or relating to the Property shall be prorated to the Closing based on the most recent and available assessed valuations, mill levies and taxes available; provided, however, if real or personal property taxes are estimated and not known, or supplemental taxes are assessed, then once known, after Closing, Seller and Purchaser promptly shall pay to the other any amount required as a result of such adjustments. Seller shall pay all utilities on the Land and Realty that are due and payable prior to Closing. No proration shall be made for insurance premiums and insurance policies will not be assigned to Purchaser. Rents paid by Clear Channel Outdoor, Inc. under the Billboard Lease for the month of Closing shall be prorated by Seller and Purchaser. The agreements of Seller and Purchaser set forth herein shall survive the Closing.

10.Closing Costs. The parties shall bear the following costs:
(1)The Purchaser shall be responsible for payment of the following: (i) any and all costs and expenses of architectural, engineering and other inspection and feasibility studies and reports incident to Purchaser’s inspections, (ii) the cost of all title insurance endorsements, (iii) all costs incident to financing loan, including without limitation documentary stamp taxes and intangible taxes; and (iv) one half of the settlement fee charged by the Escrow Agent, with Purchaser’s portion not to exceed $750.00.
(2)The Seller shall be responsible for payment of the following: (i) the cost of examining title and obtaining a fee title insurance commitment and the premium for an owner’s title insurance policy without endorsements, (ii) the cost of an ALTA Survey of the Land and Realty with

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Table A items agreed to by Seller and Purchaser (the “Survey”), (iii) the documentary stamps due on the special warranty deed of conveyance, (iv) the recording costs on documents necessary to clear title, and (v) one half of the settlement fee charged by the Escrow Agent.
(3)Each party shall pay its own legal fees except as provided in Subparagraph 21(c) below.
11.Closing. Subject to other provisions of this Agreement for extension, the Closing of the transaction contemplated by this Agreement (the “Closing”) shall be held on the date which is five (5) days following the expiration of the Inspection Period (the “Closing Date”) by escrow through the Escrow Agent. At Closing, Seller shall execute and deliver to Purchaser the following Closing documents:
(1)a special warranty deed subject only to the Permitted Exceptions in the form attached hereto as Exhibit F;
(2)a non-foreign affidavit in the form attached hereto as Exhibit G;
(3)a Bill of Sale and General Assignment in the form attached hereto as Exhibit H;
(4)a Title Affidavit in the form attached hereto as Exhibit I;
(5)appropriate evidence of Seller’s formation, existence and authority to sell and convey the Property, such as, a corporate resolution and/or such other evidence of authority and good standing with respect to Seller as may be reasonably required by the title insurance company issuing title to Purchaser;
(6)the Leaseback in the form attached hereto as Exhibit J;
(7)the memorandum of lease required under the Leaseback; and
(8)the deliverables required under the Leaseback as of Closing, e.g., a security deposit and the certificates of insurance required under the Leaseback;
At Closing, Seller and Purchaser shall each execute and deliver to each other counterpart closing statements, the Leaseback, the memorandum of Leaseback, the Bill of Sale and General Assignment, and such other documents as are reasonably necessary to consummate this transaction. At Closing: (i) Purchaser shall deposit with the Escrow Agent sufficient funds to Close the transaction; (ii) Escrow Agent shall pay to Seller the Earnest Money; (iii) the balance of the Purchase Price minus the amount of the Security Deposit (as defined in the Leaseback) shall be paid to Seller by the Escrow Agent; and (iv) the Security Deposit shall be paid by Escrow Agent to Purchaser. Seller, Purchaser and Escrow agent shall cooperate and finalize the closing statement two (2) business days prior to Closing.
12.Brokers. The parties each represent and warrant to the other that there are no real estate brokers, salesmen or finders involved in this transaction or in connection with the Leaseback

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other than NAI Skyway to whom Seller shall pay a commission pursuant to separate agreement. If a claim for brokerage in connection with the transaction is made by any broker, salesman or finder, claiming to have dealt through or on behalf of one of the parties hereto (“Indemnitor”), Indemnitor shall indemnify, defend and hold harmless the other party hereunder (“Indemnitee”), and Indemnitee’s officers, directors, agents and representatives, from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys’ fees and court costs at trial and all appellate levels) with respect to said claim for brokerage. The provisions of this paragraph shall survive the Closing and any cancellation or termination of this Agreement.
13.Assignability. Purchaser may not assign its rights hereunder in whole or in part to any entity without Seller’s consent, which shall not be unreasonably withheld, provided, however, that Purchaser may assign this Agreement to an affiliate of Purchaser or to any entity controlled by Purchaser or under common control with Purchaser without Seller’s consent. Any assignment of this Agreement that is not permitted hereunder or Seller does not consent to in writing shall be null and void ab initio, and shall be a material default by Purchaser.
14.Inspections. During the Inspection Period and with two (2) business days prior written notice to Seller, the Purchaser shall have the right to enter upon the Land and Realty, at the Purchaser’s sole risk, for the purpose of performing the foregoing inspections and investigations, including, without limitation, environmental assessments and property condition reports of the improvements (including structural and roof reports). As part of Purchaser’s investigations, Purchaser may physically inspect the Land and Realty, but if such inspections involve testing, sampling or other invasive actions, Purchaser shall provide Seller with a detailed work plan identifying the complete scope of such Purchaser’s investigations and Seller may deny, condition or restrict such Purchaser’s investigations, in its reasonable discretion. Prior to Purchaser or any of Purchaser’s consultants entering onto the Land and Realty, Purchaser and its consultants shall furnish to Seller such identifying information and documents that Seller may require, certificates naming Seller evidencing adequate worker’s compensation insurance, and a commercial general liability insurance policy with a coverage limit not less than $1,000,000.00 per occurrence, $2,000,000.00 in the aggregate naming Seller and its designees as additional insureds. Promptly after the performance of such investigations, Purchaser shall restore the Land and Realty as near as reasonably practicable to its condition prior to Purchaser’s investigations, and Purchaser shall repair all damage caused to the Land and Realty arising or resulting from such inspection. Purchaser agrees to indemnify, defend and hold harmless Seller from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney’s fees and court costs at trial and all appellate levels) arising out of or resulting from any such inspection or investigation (collectively, “Losses”) with the exception that Purchaser shall not be liable for any Losses that relate to (i) Purchaser’s discovery of a pre-existing condition at the Land and Realty, unless Purchaser or Purchaser’s consultants and agents cause a release or exacerbate such conditions, or (ii) Seller’s negligence, and/or Seller’s intentional misconduct. All investigations shall be done on an expeditious and efficient basis and in a manner which minimizes disruption to Seller. Purchaser shall have the right to FOIA the written records governmental authorities to verify the existing physical condition of the Land and Realty, but shall not cause an inspection of the Land and Realty to be made by any governmental authority. All inspections and investigations shall be performed at reasonable times and the Seller shall have the opportunity to accompany Purchaser if the Seller so desires. Purchaser

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acknowledges that portions of the Land and Realty are a restricted facility, and as such, access to the Land and Realty is subject to the protocols and reasonable discretion of Seller, including a ban on all photography and video recording in such areas. The Seller shall not be obligated to correct, remedy or cure any condition or characteristic of the Land and Realty revealed by such inspections or investigations, including, but not limited to, any environmental contamination. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this paragraph shall survive the Closing and any cancellation or termination of this Agreement.
15.Condition of AS-IS Property.
PURCHASER ACKNOWLEDGES THAT EXCEPT FOR ANY EXPRESS WARRANTIES AND REPRESENTATIONS CONTAINED IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, IF ANY, PURCHASER IS NOT RELYING ON ANY WRITTEN, ORAL, IMPLIED OR OTHER REPRESENTATIONS, STATEMENTS OR WARRANTIES BY SELLER OR ANY AGENT OF SELLER OR ANY REAL ESTATE BROKER OR SALESMAN. ALL PREVIOUS WRITTEN, ORAL, IMPLIED OR OTHER STATEMENTS, REPRESENTATIONS, WARRANTIES OR AGREEMENTS, IF ANY, ARE MERGED HEREIN.

OTHER THAN AS SPECIFICALLY DISCLOSED HEREIN OR IN THE CLOSING DOCUMENTS, SELLER HAS NOT MADE, DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY WARRANTIES, REPRESENTATIONS, COVENANTS OR GUARANTEES, EXPRESSED OR IMPLIED, OR ARISING BY OPERATION OF LAW, AS TO THE MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY OR ENVIRONMENTAL CONDITION OF THE PROPERTY OR ITS SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. BY CLOSING, PURCHASER AFFIRMS THAT IT (i) HAS INVESTIGATED AND INSPECTED THE PROPERTY TO ITS SATISFACTION AND IS FAMILIAR AND SATISFIED WITH THE CONDITION OF THE PROPERTY AND (ii) HAS MADE ITS OWN DETERMINATION AS TO (a) THE MERCHANTABILITY, QUANTITY, QUALITY AND CONDITION OF THE PROPERTY, INCLUDING THE PRESENCE OF TOXIC OR HAZARDOUS SUBSTANCES, MATERIALS, OR WASTES OR OTHER ACTUAL AND POTENTIAL ENVIRONMENTAL CONTAMINATES, AND (b) THE PROPERTY’S SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. PURCHASER HEREBY ACCEPTS THE PROPERTY IN ITS PRESENT CONDITION ON AN “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”, INCLUDING ENVIRONMENTAL, BASIS AND ACKNOWLEDGES THAT (i) WITHOUT THIS ACCEPTANCE, THIS SALE WOULD NOT BE MADE, (ii)

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THAT THE PURCHASE PRICE REFLECTS THE EXISTING CONDITION OF THE PROPERTY, INCLUDING THE PRESENCE OF ENVIRONMENTAL CONTAMINATION, IF ANY, THEREON, AND (iii) SELLER SHALL BE UNDER NO OBLIGATION WHATSOEVER TO UNDERTAKE ANY REPAIR, ALTERATION, REMEDIATION OR OTHER WORK OF ANY KIND WITH RESPECT TO ANY PORTION OF THE PROPERTY.

EXCEPT AS OTHERWISE AGREED TO HEREIN OR IN THE CLOSING DOCUMENTS, SELLER IS HEREBY RELEASED BY PURCHASER AND ITS SUCCESSORS AND ASSIGNS OF AND FROM ANY AND ALL RESPONSIBILITY, LIABILITY, OBLIGATIONS AND CLAIMS, KNOWN OR UNKNOWN, INCLUDING (1) ANY OBLIGATION TO TAKE THE PROPERTY BACK OR REDUCE THE PRICE, OR (2) ACTIONS FOR CONTRIBUTION OR INDEMNITY, THAT PURCHASER OR ITS SUCCESSORS AND ASSIGNS MAY HAVE AGAINST SELLER OR THAT MAY ARISE IN THE FUTURE, BASED IN WHOLE OR IN PART, UPON THE PRESENCE OF TOXIC OR HAZARDOUS SUBSTANCES, MATERIALS, OR WASTES OR OTHER ACTUAL OR POTENTIAL ENVIRONMENTAL CONTAMINATES ON, WITHIN OR UNDER THE SURFACE OF THE PROPERTY.

PURCHASER FURTHER ACKNOWLEDGES THAT THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY EXPLAINED TO PURCHASER AND THAT PURCHASER FULLY UNDERSTANDS AND ACCEPTS THE SAME. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE CLOSING.

The term “Hazardous Materials” means (a) those substances included within the definitions of any one or more of the terms “hazardous materials”, “hazardous wastes”, “hazardous substances”, “industrial wastes”, and “toxic pollutants”, as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (h) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation. The term “Environmental Laws” means all federal, state and local laws, by any federal, state or local environmental statute, regulation or ordinance presently or hereinafter in effect, as such statute, regulation or ordinance may be amended from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air,

EXECUTION VERSION
surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), any state or local counterpart or equivalent of any of the foregoing, and any federal, state or local transfer of ownership notification or approval statutes.

16.Confidentiality. Seller and Purchaser covenant and agree not to communicate the terms or any aspect of this Agreement and the transactions contemplated hereby to any person or entity and to hold, in the strictest confidence, the content of any and all information in respect of the Property which is supplied by Seller to Purchaser or by Purchaser to Seller, without the express written consent of the other party; provided, however, that either party may, without consent, disclose the terms hereof and the transactions contemplated hereby (a) to its respective advisors, consultants, attorneys, accountants, partners, investors, prospective partners, prospective investors, insurance agents, prospective tenants, lenders or prospective lenders (the “Transaction Parties”) without the express written consent of the other party, so long as any such Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof and (b) if disclosure is required by law or by regulatory or judicial process or pursuant to any regulations promulgated by the NASDAQ Stock Market, LLC or other public exchange for the sale and purchase of securities, provided that in such event Seller or Purchaser, as applicable, shall notify the other party in writing of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the confidential documents or information, as the case may be, including, without limitation, reasonably cooperating with the other party to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential documents or information, as the case may be, by such tribunal and shall disclose only that portion of the confidential documents or information which it is legally required to disclose. If this Agreement is terminated, such confidentiality shall be maintained by the parties and the Transaction Parties will destroy or deliver to the other, upon request, all documents and other materials, and all copies thereof, obtained thereby in connection with this Agreement that are subject to such confidence, with any such destruction confirmed by the applicable party in writing. Notwithstanding the foregoing, (i) each party may retain such confidential information to comply with applicable law or regulation, internal compliance policies, or professional standards, and (ii) the retaining party shall be permitted to retain copies of, or any computer records or files containing, confidential information that has been created by such party’s electronic mail and automatic electronic archiving and back-up procedures, to the extent created and retained in a manner consistent with such party’s standard archiving and back-up procedures, but not for any other use or purpose The foregoing confidentiality obligations shall not apply to the extent that any such information is a matter of public record or is provided in other sources readily available to the real estate industry other than as a result of disclosure by Seller or Purchaser, as applicable, or the Transaction Parties. Seller and Purchaser each hereby indemnifies the other against any and all

EXECUTION VERSION
claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising in connection with the indemnifying party’s obligations under this Paragraph 16. The provisions of this Paragraph 16 shall survive termination of this Agreement for a period of one (1) year if title does not Close.
17.Escrow Agent. The Escrow Agent shall not be liable for any actions taken in good faith, but only for its gross negligence or willful misconduct. The parties hereby indemnify and hold the Escrow Agent harmless from and against any loss, liability, claim or damage whatsoever (including reasonable attorney’s fees and court costs at trial and all appellate levels) the Escrow Agent may incur or be exposed to in its capacity as escrow agent hereunder except for gross negligence or willful misconduct. If there shall be any dispute as to disposition of any proceeds held by the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent is hereby authorized to interplead said amount or the entire proceeds with any court of competent jurisdiction and thereby be released from all obligations hereunder. The parties recognize that the Escrow Agent is the law firm representing Seller. The Escrow Agent shall not be liable for any failure of the depository.
18.Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given: (i) upon receipt if delivered by hand; (ii) on the next business day if sent by recognized overnight courier (such as Federal Express); (iii) upon written electronic confirmation of transmission if sent via e-mail; or (iv) three business days after deposit in registered or certified mail, return receipt requested, in a postage prepaid envelope. Any notices required or permitted to be given under this Agreement shall be addressed as follows:
If to the Purchaser at:        VK Acquisitions VI, LLC
9500 Bryn Mawr, Suite 340
Rosemont, Illinois 60018
Attention: Kyle Grant
E-mail: KyleG@VentureOneRE.com
With a copy to:         Greenberg Traurig, P.A.
333 S.E. 2nd Avenue
Miami, FL 33131
Attention: Gavin Loughlin
E-mail: loughling@gtlaw.com
If to the Seller at:        APYX MEDICAL CORPORATION
                5115 Ulmerton Road
                Clearwater, Florida 33760
                Attention: Tara Semb
                Email: Tara.Semb@apyxmedical.com

With a copy to:        Ruskin Moscou Faltischek, P.C.
            East Tower, 15th Floor
            1425 RXR Plaza
            Uniondale, New York 11556-1425

EXECUTION VERSION
            Attention: Benjamin Weinstock, Esq.
                 Adam Silvers, Esq
            E-Mail: bweinstock@rmfpc.com
ASilvers@rmfpc.com

    With a copy to:        The Farrell Firm, PLLC
                    3502 Henderson Blvd, Suite 206
                    Tampa, Florida 33609
                    Attention: Scott T. Farrell, Esq.
                    E-Mail: Scott@FarrellFirmFL.com

19.Risk of Loss. The Property shall be conveyed to Purchaser in the same condition as on the date of this Agreement, ordinary wear and tear excepted and Seller shall not remove anything from the Property between now and Closing, unless permitted under the Leaseback. In the event that the Property or any portion thereof is taken by eminent domain prior to Closing, Purchaser shall have the option of either: (i) canceling this Agreement and receiving a refund of the Earnest Money and all interest earned thereon, whereupon both parties shall be relieved of all further obligations under this Agreement, except those obligations which expressly survive termination, or (ii) Purchaser may proceed with Closing in which case Seller shall assign to Purchaser, and Purchaser shall be entitled to receive all condemnation awards and settlements. In the event that the Improvements or a material portion thereof are damaged or destroyed by fire or other casualty prior to Closing, then Purchaser shall have the option of either: (i) canceling this Agreement and receiving a refund of the Earnest Money and all interest earned thereon, whereupon both parties shall be released from all further obligations under this Agreement, or (ii) proceeding with Closing in which case Seller shall assign to Purchaser, and Purchaser shall be entitled to receive, all insurance proceeds and to a credit against the Purchase Price equal to the insurance deductibles and any uninsured loss. In the event only a nonmaterial portion of the Improvements (i.e. a value of $500,000 or less) are damaged or destroyed by fire or other casualty prior to Closing, then Purchaser shall be required to proceed with Closing without reduction in the Purchase Price and Purchaser shall be entitled to all insurance proceeds and to a credit against the Purchase Price equal to the insurance deductibles. Notwithstanding the above, all business interruption insurance proceeds, as well insurance proceeds covering furniture, furnishings, equipment, trade fixtures and other property that is not part of the Property will be retained by the Seller.
20.Radon Gas. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. [NOTE: THIS PARAGRAPH IS PROVIDED FOR INFORMATIONAL PURPOSES PURSUANT TO SECTION 404.056(8), FLORIDA STATUTES, (1988).]

EXECUTION VERSION
21.Miscellaneous.
(1)This Agreement shall be construed and governed in accordance with the laws of the State of Florida. All of the parties to this Agreement have participated fully in the negotiation and preparation hereof; and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto. The parties agree to submit to the exclusive jurisdiction and venue in the appropriate state or federal court in Pinellas County, Florida or the United States District Court for the Middle District of Florida.
(2)In the event any term or provision of this Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.
(3)In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and court costs at all trial and appellate levels. The provisions of this subparagraph shall survive the Closing coextensively with other surviving provisions of this Agreement.
(4)In construing this Agreement, the singular shall be held to include the plural, the plural shall include the singular, the use of any gender shall include every other and all genders, and captions and paragraph headings shall be disregarded.
(5)All of the exhibits attached to this Agreement are incorporated in, and made a part of, this Agreement.
(6)Time shall be of the essence for each and every provision hereof. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the State of in which the Property is located, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.
(7)Executed counterparts of this Agreement with signatures sent by electronic mail (i.e., in PDF format) or signed electronically via DocuSign may be used in place of original signatures on this Agreement. The parties intend to be bound by the signatures of electronically mailed or signed signatures and the delivery of the same shall be effective as delivery of an original executed counterpart of this Agreement. The parties to this Agreement hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of the signature, and hereby agree that such electronically mailed or signed signatures shall be conclusive proof, admissible in judicial proceedings, of the parties’ execution of this Agreement.
(8)The word “person” as used herein shall include all individuals, partnerships, corporations or any other entities whatsoever.
22.Financing. Purchaser expressly agrees and acknowledges that this is a cash deal and there is no financing contingency in this Agreement.

EXECUTION VERSION

23.No Shop. Provided that this Agreement has not been terminated and Purchaser has not materially defaulted under this Agreement, Seller shall not directly or indirectly through any officer or agent (i) enter into any agreement for the sale of the Property or any interest therein, or (ii) solicit an offer to sell the Property to any other person.   Seller’s receipt of an unsolicited offer to purchase the Property and any response from Seller that does not negotiate the terms of the unsolicited offer, shall not breach this Agreement..

24.Waiver of Right to Jury Trial. Each of the parties hereto intentionally and voluntarily acknowledges and agrees that any controversy which may arise under this Agreement or with respect to the transaction contemplated herein would be based upon difficult and complex issues and therefore, the parties agree than any court proceeding arising out of any such controversy will be tried in a court of competent jurisdiction by a judge sitting without a jury.

25.Cooperation In Exchange. In the event that Seller or Purchaser are under contract with a qualified intermediary for the purpose of effecting a tax-deferred exchange in accordance with Section 1031 of the United States Internal Revenue Code of 1986, as most recently amended, each party consents to the assignment of this Agreement to such intermediary. Furthermore, each party shall cooperate with the other to accomplish such exchange and perform any acts reasonably necessary to assist in such exchange, provided that neither party shall be required to accept title to any property other than the Property, expend any additional amounts of money above those amounts required pursuant to this Agreement, extend the Closing Date, and further provided that each party defend, indemnify and hold the other harmless from and against expenses, costs and damages of any kind (including attorney’s fees) suffered by either by reason of the performance of, or failure to perform, any acts of cooperation necessitated by this paragraph. Each party agrees to sign a Notice of Assignment prior to Closing confirming that such party has received the Notice of Assignment and consents to the assignment.

26.Entire Agreement. This Agreement constitute the entire agreement between the parties and there are no other agreements, representations or warranties other than as set forth herein. This Agreement may not be changed, altered or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

[Signatures Follow]

EXECUTION VERSION
EXECUTED as of the date first above written in several counterparts, each of which shall be deemed an original, but all constituting only one agreement.

SELLER: Apyx Medical Corporation, a Delaware corporation By: /s/ Tara Semb Name: Tara Semb Title: CFO

[Signatures Continued]

EXECUTION VERSION

PURCHASER:

VK ACQUISITIONS VI, LLC, a Delaware limited liability company

By: /s/ Roy Splansky
Name: Roy Splansky
Title: Manager

EXECUTION VERSION

Escrow Agent has executed this Agreement in order to confirm that the Escrow Agent has received and shall hold the Earnest Money and the interest earned thereon, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement and further agrees to perform in accordance with the other provisions of this Agreement applicable to Escrow Agent.

The Farrell Firm, PLLC

By: /s/ Scott T Farrell
Name: Scott T Farrell
                        Title: Managing Partner

[End of Signatures]

Schedule of Exhibits

EXHIBIT A	THE PROPERTY*
EXHIBIT B	FORM OF LEASEBACK (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 15, 2023)
EXHIBIT C	PERSONAL PROPERTY*
EXHIBIT D	DUE DILIGENCE MATERIALS*
EXHIBIT F	FORM OF SPECIAL WARRANTY DEED*
EXHIBIT G	FORM OF FIRPTA CERTIFICATE*
EXHIBIT H	BILL OF SALE AND BLANKET ASSIGNMENT*
EXHIBIT I	TITLE AFFIDAVIT*

*	Exhibit is not material and has been omitted from this filing